UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2012

EAGLE MATERIALS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-12984	75-2520779
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3811 TURTLE CREEK BLVD., SUITE 1100 DALLAS, TEXAS		75219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 432-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 30, 2012, Eagle Materials Inc., a Delaware corporation (the “Company”), together with certain of its wholly-owned subsidiaries, completed the previously announced acquisition (the “Acquisition”) of certain assets of Lafarge North America Inc. (“Lafarge North America”), Lafarge Building Materials Inc., Quicksilver 2005, LLC and Lafarge Midwest, Inc. (together with Lafarge North America, the “Sellers”). The Acquisition was completed pursuant to an Asset Purchase Agreement, (the “Asset Purchase Agreement”), dated September 26, 2012 by and among the Company, Audubon Materials LLC (“Eagle Sub”), a Delaware limited liability company, and the Sellers.

The assets acquired by the Company in the Acquisition were used by the Sellers in connection with the business (the “Lafarge Target Business”) of producing, marketing and selling Portland cement and concrete in Kansas, Missouri and Oklahoma, and include the following:

•	two cement plants located in Sugar Creek, Missouri and Tulsa, Oklahoma;

•	the related cement distribution terminals located in Sugar Creek and Springfield, Missouri; Omaha, Nebraska; Iola and Wichita, Kansas; and Oklahoma City, Oklahoma;

•	two aggregates quarries near Sugar Creek, Missouri;

•	eight ready-mix plants located in or near Kansas City, Missouri;

•	certain fly ash operations conducted in the Kansas City, Missouri area; and

•	certain related assets such as equipment, accounts receivable and inventory.

In most cases, the Company acquired ownership of these assets from the Sellers. However, the cement plant located in Sugar Creek, Missouri was leased by Lafarge North America pursuant to a long-term lease containing a purchase option exercisable by payment of a nominal fee. This lease, including the purchase option, was transferred to the Company at the closing of the Acquisition. In addition, Eagle Sub assumed certain liabilities in the Acquisition, including accounts payable, contractual obligations, reclamation obligations and other liabilities related to the Lafarge Target Business.

The purchase price (the “Purchase Price”) paid by the Company for the Acquisition was approximately $446 million in cash, subject to certain adjustments for working capital as provided in the Asset Purchase Agreement. The Purchase Price was funded primarily through borrowings under the Company’s credit facility and an underwritten public offering of common stock (as further described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2012, which description is incorporated herein by reference).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference into this Item 2.03. To fund the payment of the Purchase Price, approximately $310 million was borrowed under the Second Amended and Restated Credit Agreement, dated as of December 16, 2010, as amended on September 26, 2012, among the Company and certain banks and financial institutions, including JPMorgan Chase Bank, N.A., as Administrative Agent.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The audited financial statements and the notes related thereto of the Lafarge Target Business for the years ended December 31, 2010 and 2011 and the unaudited financial statements and the notes related thereto of the Lafarge Target Business for the nine months ended September 30, 2011 and 2012 will be filed by amendment to this Current Report on or before February 15, 2013.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed combined financial statements and the notes related thereto of Eagle Materials Inc. as of September 30, 2012 and for the six months ended September 30, 2012 and the fiscal year ended March 31, 2012 will be filed by amendment to this Current Report on or before February 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass
Executive Vice President, General
Counsel and Secretary

Date: November 30, 2012